EXHIBIT 99.1

Huttig Building Products, Inc. Announces Fourth Quarter and Full Year 2017 Results

Fourth Quarter and Full Year 2017 Highlights:

  Net sales of $179.2 million and $753.2 million, respectively
  Gross margin of 20.5% and 20.7%, respectively
  Net loss of $9.8 million and $7.1 million, respectively
  Total available liquidity of $51.7 million
  Continued investment in our strategic growth initiatives

ST. LOUIS, March 05, 2018 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the fourth quarter and year ended December 31, 2017.

“We continued to make significant investments in our infrastructure, people, and technology platform during the fourth quarter as we remained committed to the implementation of our strategic plan,” said Jon Vrabely, Huttig’s President and CEO.  “While these investments have negatively impacted our financial results in 2017, including the most recent quarter, we continue to believe that the investments made in operating expenses and capital will accelerate our growth and diversify our business, which will improve operating leverage and increase the value of the company over the intermediate term.”

SUMMARY RESULTS FOR FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2017
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2017		2016
Net sales	$179.2	100.0%	$164.4	100.0%
Gross margin	36.8	20.5%	35.6	21.7%
Operating expenses	42.4	23.7%	33.8	20.6%
Operating (loss) income	(5.6)	-3.1%	1.8	1.1%
Net (loss) income from continuing operations	(8.9)	-5.0%	1.1	0.7%
Net loss	(9.8)	-5.5%	(0.2)	-0.1%
Net (loss) income from continuing operations per share - basic and diluted	(0.36)		0.04
Net loss per share - basic and diluted	(0.39)		(0.01)

	Twelve Months Ended December 31,
	2017		2016
Net sales	$753.2	100.0%	$713.9	100.0%
Gross margin	155.8	20.7%	151.2	21.2%
Operating expenses	155.7	20.7%	128.5	18.0%
Operating income	0.1	0.0%	22.7	3.2%
Net (loss) income from continuing operations	(6.2)	-0.8%	13.3	1.9%
Net (loss) income	(7.1)	-0.9%	16.3	2.3%
Net (loss) income from continuing operations per share - basic and diluted	(0.25)		0.52
Net (loss) income per share - basic and diluted	(0.29)		0.64

Results of Operations

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Net sales from continuing operations were $179.2 million for the fourth quarter 2017, which were $14.8 million, or approximately 9%, higher than the fourth quarter 2016. The increase was primarily due to higher levels of construction activity and the expansion of the Huttig-Grip product line.

Sales in the major product categories changed as follows in 2017 from 2016: millwork sales increased 2% to $92.8 million, building product sales increased 16% to $69.6 million primarily due to the expansion of the Huttig-Grip product line, and wood product sales increased 29% to $16.8 million.  Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin increased approximately 3% to $36.8 million, or 20.5% of net sales, in the fourth quarter 2017 compared to $35.6 million, or 21.7% of net sales, in the fourth quarter 2016.  The decrease in gross margin percentage was primarily due to higher production costs associated with our millwork products as well as a higher proportion of direct sales in our overall mix.

Operating expenses increased $8.6 million or 25% to $42.4 million, or 23.7% of net sales, in the fourth quarter 2017, compared to $33.8 million, or 20.6% of net sales, in the fourth quarter 2016.  The increase in operating expenses was driven by higher personnel costs, which increased $4.7 million during the fourth quarter 2017, principally due to hiring of additional sales and warehouse personnel related to the Company’s expansion of the Huttig-Grip product line and repair and remodel growth initiatives compared to the fourth quarter 2016.  Non-personnel expenses were $3.9 million higher in the fourth quarter 2017 as compared to the fourth quarter 2016, which were also driven by costs associated with the expansion of the Huttig-Grip product line and our repair and remodel growth initiatives including higher marketing costs, rent, and other administrative costs, as well as, legal expenses associated with ongoing litigation.

Net interest expense was $0.9 million in the fourth quarter 2017 compared to $0.6 million in the fourth quarter 2016.  The increase was due to higher average outstanding debt and higher borrowing rates during the fourth quarter 2017 versus the fourth quarter 2016.

An income tax provision of $2.4 million was recognized during the fourth quarter 2017 compared to an income tax provision of $0.1 million during the fourth quarter 2016.  The increase was driven by the impact of the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) on December 22, 2017, as it required the Company to reflect the revaluation of deferred tax assets and liabilities during the quarter.

As a result of the foregoing factors, we reported a net loss from continuing operations of $8.9 million in the fourth quarter 2017 compared to net income from continuing operations of $1.1 million in the fourth quarter 2016.

Fiscal 2017 Compared to Fiscal 2016

Net sales from continuing operations were $753.2 million in 2017, which were $39.3 million, or approximately 6%, higher than 2016. The increase was primarily due to higher levels of construction activity, the expansion of the Huttig-Grip product line and a full year’s results from the acquisition of BenBilt, which was completed on April 4, 2016.

Sales in the major product categories changed as follows in 2017 from 2016: millwork sales increased 5% to $381.4 million, building product sales increased 7% to $299.0 million, and wood product sales increased 2% to $72.8 million primarily due to increased construction activity and the BenBilt acquisition. Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin increased approximately 3% to $155.8 million, or 20.7% of net sales, in 2017 as compared to $151.2 million, or 21.2% of net sales, in 2016.  The decrease in gross margin percentage was primarily due to higher production costs associated with our millwork products as well as a higher proportion of direct sales in our overall mix.

Operating expenses increased $27.2 million or 21% to $155.7 million, or 20.7% of net sales, in 2017, compared to $128.5 million, or 18.0% of net sales, in 2016.  The increase in operating expenses was driven by higher personnel costs, which increased $14.2 million, principally due to the hiring of additional sales and warehouse personnel related to our expansion of the Huttig-Grip product line and repair and remodel growth initiatives.  Non-personnel expenses were $12.5 million higher in 2017 as compared to 2016, which were also driven by costs associated with the expansion of the Huttig-Grip product line and our repair and remodel growth initiatives including higher marketing costs, rent and other administrative costs, as well as, legal expenses associated with ongoing litigation.

Net interest expense was $3.1 million in 2017 compared to $2.2 million in 2016.  The increase was due to higher average outstanding debt and higher borrowing rates in 2017 versus 2016.

An income tax provision of $3.2 million was recognized for the year ended December 31, 2017 compared to $7.2 million for the year ended December 31, 2016. The income tax expense in 2017 was driven by the impact of the Tax Act. The Company recognized $4.5 million in tax expense related to the net change in our deferred tax assets and liabilities as a result of the Tax Act’s reduction of the U.S. Federal tax rate from 35% to 21%.  The lower U.S. corporate income tax rate is effective January 1, 2018, however, our deferred tax assets and liabilities were adjusted in 2017 when the new tax law was enacted.  Excluding the impact of this adjustment, as well as other immaterial tax adjustments, the Company would have recognized a tax benefit of approximately $1.3 million.

As a result of the foregoing factors, we reported a net loss from continuing operations of $6.2 million in 2017 compared to net income from continuing operations of $13.3 million in 2016.

Balance Sheet

Total available liquidity was $51.7 million as of December 31, 2017, representing a 33% decrease from December 31, 2016, where liquidity was $76.8 million.  At December 31, 2017, total available liquidity included $0.3 million of cash plus $51.4 million of availability under our credit facility, while at December 31, 2016, total available liquidity included $0.3 million of cash plus $76.5 million of availability under our credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, March 6, 2018 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 5069829.

About Huttig

Huttig, currently in its 134th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the Historical Average; the cyclical nature of our industry; the uncertainties resulting from changes to United States and foreign laws, regulations and policies including the Tax Act; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; commodity prices; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; competition with existing or new industry participants; goodwill impairment;  the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; product liability claims and other legal proceedings including the PrimeSource litigation.  Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, those detailed in Huttig's most recently filed Annual Report on Form 10-K and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income (loss) with non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other special significant items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net (loss) income	$(9.8)	$(0.2)	$(7.1)	$16.3
Net (loss) income from discontinued operations, net of taxes	0.9	1.3	0.9	(3.0)
Interest expense, net	0.9	0.6	3.1	2.2
Provision for income taxes	2.4	0.1	3.2	7.2
Depreciation and amortization	1.3	1.1	4.9	3.9
Stock compensation expense	0.6	0.5	2.2	1.7
Adjusted EBITDA	$(3.7)	$3.4	$7.2	$28.3

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$179.2	$164.4	$753.2	$713.9
Cost of sales	142.4	128.8	597.4	562.7
Gross margin	36.8	35.6	155.8	151.2
Operating expenses	42.4	33.8	155.7	128.5
Operating (loss) income	(5.6)	1.8	0.1	22.7
Interest expense, net	0.9	0.6	3.1	2.2
(Loss) income from continuing operations before income taxes	(6.5)	1.2	(3.0)	20.5
Provision for income taxes	2.4	0.1	3.2	7.2
Net (loss) income from continuing operations	(8.9)	1.1	(6.2)	13.3
Net (loss) income from discontinued operations, net of taxes	(0.9)	(1.3)	(0.9)	3.0
Net (loss) income	$(9.8)	$(0.2)	$(7.1)	$16.3

Net (loss) income from continuing operations per share - basic and diluted	$(0.36)	$0.04	$(0.25)	$0.52
Net (loss) income from discontinued operations per share - basic and diluted	$(0.03)	$(0.05)	$(0.04)	$0.12
Net (loss) income per share - basic and diluted	$(0.39)	$(0.01)	$(0.29)	$0.64

Weighted average shares outstanding:
Basic and diluted shares outstanding	24.9	24.6	24.9	24.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and equivalents	$0.3	$0.3
Trade accounts receivable, net	66.8	59.3
Inventories, net	111.9	81.0
Other current assets	11.4	9.5
Total current assets	190.4	150.1

Property, plant and equipment:
Land	5.0	5.0
Buildings and improvements	31.1	29.7
Machinery and equipment	49.8	43.5
Gross property, plant and equipment	85.9	78.2
Less accumulated depreciation	56.4	53.3
Property, plant and equipment, net	29.5	24.9

Other Assets:
Goodwill	9.5	9.5
Deferred income taxes	9.7	10.3
Other	6.8	7.5
Total other assets	26.0	27.3

Total Assets	$245.9	$202.3

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	December 31,	December 31,
	2017	2016
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$1.2	$1.0
Trade accounts payable	51.0	47.2
Accrued compensation	6.3	6.8
Other accrued liabilities	16.6	15.1
Total current liabilities	75.1	70.1

Non-Current Liabilities
Long-term debt, less current maturities	101.8	54.5
Other non-current liabilities	2.5	7.2
Total non-current liabilities	104.3	61.7

Shareholders' Equity:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—
Common shares; $.01 par (75,000,000 shares authorized: 25,843,166 shares issued and outstanding at December 31, 2017 and 25,638,862 at December 31, 2016)	0.3	0.3
Additional paid-in capital	44.1	42.8
Retained earnings	22.1	27.4
Total shareholders' equity	66.5	70.5

Total Liabilities and Shareholders' Equity	$245.9	$202.3

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(9.8)	$(0.2)	$(7.1)	$16.3
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Net (income) loss from discontinued operations, net of taxes	0.9	1.3	0.9	(3.0)
Depreciation and amortization	1.3	1.1	4.9	3.9
Non-cash interest expense	0.1	0.1	0.3	0.4
Stock compensation expense	0.6	0.5	2.2	1.7
Deferred taxes	1.6	(0.5)	2.4	8.8
Changes in operating assets and liabilities:
Trade accounts receivable, net	20.7	19.4	(7.5)	(1.5)
Inventories, net	(3.8)	3.4	(30.9)	(14.6)
Trade accounts payable	(15.7)	(10.0)	3.8	2.7
Other	5.1	0.4	(2.5)	(0.7)
Cash provided by (used in) continuing operating activities	1.0	15.5	(33.5)	14.0
Cash (used in) provided by discontinued operating activities	(0.7)	(0.6)	(4.6)	3.0
Total cash provided by (used in) operating activities	0.3	14.9	(38.1)	17.0
Cash Flows From Investing Activities:
Capital expenditures	(0.4)	(1.4)	(6.1)	(4.1)
Acquisition	—	—	—	(17.3)
Cash used in investing activities	(0.4)	(1.4)	(6.1)	(21.4)
Cash Flows From Financing Activities:
Net borrowings on debt	(0.8)	(14.3)	45.1	4.8
Payment for taxes related to share settlement of equity awards	—	—	(0.9)	(0.4)
Total cash (used in) provided by financing activities	(0.8)	(14.3)	44.2	4.4
Net decrease in cash and equivalents	(0.9)	(0.8)	—	—
Cash and equivalents, beginning of period	1.2	1.1	0.3	0.3
Cash and equivalents, end of period	$0.3	$0.3	$0.3	$0.3

For more information, contact:

Jim Murphy
investor@huttig.com